EXHIBIT 10.1
March 17, 2020

Steven William Aikman
11510 Chestnut Ridge Dr.
Fort Wayne, IN 46814

Re: Retirement Agreement and General Release

Dear Steven:
This letter when signed by you, will constitute the full agreement between you and Franklin Electric Co., Inc. and its subsidiaries, (collectively, “the Company”) on the terms of your retirement from employment (this “Agreement”). By entering into this Agreement, the parties have merely agreed to resolve amicably any existing or potential disputes arising out of your employment with the Company, your resignation of your position of executive officer, and the separation upon your retirement.
1.On or about March 9, 2020, you announced your retirement from your position as Vice President, Global Water Engineering, effective as of June 30, 2020. On March 9, 2020, you were appointed as a Senior Advisor to the Chief Executive Officer. Your annual salary will continue to be $285,000, paid in accordance with the Company’s normal payroll practices. As an employee of the Company, you will continue to be eligible to participate in insurance, savings and other benefit programs on the same terms as other similarly situated employees. Your continued employment will be conditioned on your continued reasonable cooperation with the Company, and any violation of the terms of this Agreement shall result in termination of employment.

2.Your employment with the Company will be considered terminated effective June 30, 2020 (“Retirement Date”). The termination of your employment on the Retirement Date shall be considered a “qualifying event” for purposes of triggering your right to continue your group health and dental insurance pursuant to federal law (commonly referred to as “COBRA”). You will receive, under separate cover, information regarding your rights to such continuation coverage

3.As severance pay, the Company will provide you with six (6) months of pay at your present base salary ($285,000 per annum), plus a 67.5% bonus at target level, less ordinary and necessary payroll deductions (“Severance Pay”). This Severance Pay will be paid as promptly as practicable after the Retirement Date, conditioned however on your execution of a complete waiver and release agreement that will be provided to you at or near your Retirement Date and that shall not be executed until after your Retirement Date.

4.Except as stated above, all other benefits, bonuses and compensation end on the Retirement Date, and for the avoidance of doubt, you will not receive any bonus payment under the Company’s Manager Bonus Program for the 2020 calendar year. However, this Agreement does not affect any existing vested rights that you may have in any Company deferred compensation, pension, retirement and/or 401(k) plans, and your continued employment through your Retirement Date or other voluntary separation of the Company will continue to be recognized for purposes of vesting under such plans, and, assuming your separation from the Company is on the Retirement Date, your separation will be deemed to be a “retirement”

under such plans. You will receive, under separate cover, information regarding your rights and options, if any, under any said plans.

5.In consideration of the payments and benefits provided to you above, the sufficiency of which you acknowledge, including your continued employment with the Company through June 30, 2020, you do, on behalf of yourself and your heirs, administrators, executors and assigns, hereby fully, finally and unconditionally release and forever discharge the Company and its parent, subsidiary and affiliated entities and all their former and present officers, directors, shareholders, employees, trustees, fiduciaries, administrators, attorneys, consultants, agents, and other representatives, and all their respective predecessors, successors and assigns (collectively “Released Parties”), in their corporate, personal and representative capacities, from any and all obligations, rights, claims, damages, costs, attorneys’ fees, suits and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable under any local, state or federal common law, constitution, statute or ordinance, which arise from or relate to your past employment with the Company or the termination thereof, or any past actions or omissions of the Company or any of the Released Parties, including without limitation, rights and claims arising under the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act of 1967, as amended, or, if applicable, any rights and claims arising under the laws and regulations administered by California’s Department of Fair Employment and Housing; provided, that nothing in the foregoing shall limit any rights to indemnification that you may have under the Company’s constituent documents or applicable law, or coverage under the Company’s insurance policies providing coverage to the Company’s directors or officers. Subject to applicable law, you also warrant that you have not filed or sued and will not sue or file any actions against the Company or any of the Released Parties with respect to claims covered by this release.

You recognize and understand that the foregoing is a general release by which you are giving up the opportunity to obtain compensation, damages, and other forms of relief for yourself. This Agreement, however, is not intended to and does not interfere with the right of any governmental agency to enforce laws or to seek relief that may benefit the general public, or your right to assist with or participate in that process. By signing this Agreement, however, you waive any right to personally recover against the Released Parties, and you give up the opportunity to obtain compensation, damages or other forms of relief for you other than that provided in this Agreement.
(a)Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any such report; provided that, you are not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.

(b)Further, pursuant to the Defend Trade Secrets Act of 2016, you understand that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Nothing in the document is intended to interfere with or discourage a good faith disclosure to any governmental entity related to a suspected violation of the law. The Company will not retaliate against you for a disclosure made in accordance with the law. In the event a disclosure is made, and you file a lawsuit against the company alleging that the Company retaliated against you because of the disclosure, you may disclose the relevant trade secret or confidential information to your attorney and may use the same in the court proceeding only if (i) you ensure that any court filing that includes the trade secret or confidential information at issue is made under seal; and (ii) you do not otherwise disclose the trade secret or confidential information except as required by court order.

6.Non-Competition and Non-Solicitation

(a)Reference is made to that certain Confidentiality and Non-Compete Agreement dated as of February 26, 2016 (the “Confidentiality Agreement”), and attached hereto as Exhibit A. You acknowledge and agree that the Company continues to have a significant business interest in enforcing the restrictions contained in the Confidentiality Agreement, and that your knowledge and experience derived from your tenure with the Company would enable you to significantly damage the Company should you violate such restrictions. In consideration of the compensation and benefits described above, including your continued employment with the Company through the Retirement Date, you hereby ratify and confirm in all respects the Confidentiality Agreement and the covenants contained therein, and agree to abide by such restrictions in accordance with their terms for the full duration set forth therein.

(b)Reasonableness. You hereby acknowledge and agree that: (i) the restrictions provided in this section and in the Confidentiality Agreement are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided to you under this Agreement; and (ii) your ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.

(c)Injunctive Relief. You also recognize and agree that should you fail to comply with the restrictions set forth above and in the Confidentiality Agreement, which restrictions you recognize are vital to the success of the Company’s business, the Company would suffer substantial damage for which there is no adequate remedy at law due to the impossibility of ascertaining exact money damages. Therefore, you agree that in the event of the breach or threatened breach by you of any of the terms and conditions of this Agreement or the Confidentiality Agreement, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute proceedings in a federal or state court and to secure immediate temporary, preliminary and permanent injunctive relief. In the event the enforceability of any of the covenants in this section are challenged in court, the applicable time period as to such covenant shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement or the Confidentiality Agreement until the dispute is finally resolved and all periods of appeal have expired.

7.You understand and agree that this Agreement contemplates and memorializes an unequivocal, complete and final dissolution of your employment relationship with the Company, and that, therefore, from and after the Retirement Date, you have no right to be reinstated to employment with or rehired by the Company, and that in the future, the Company and its affiliated and related entities and their successors and assigns shall have no obligation to consider you for employment.

8.You agree to return to the Company upon your Retirement Date all of the Company’s property, including, without limit, any electronic or paper documents and records and copies thereof that you received or acquired during your employment regarding the Company’s practices, procedures, trade secrets, customer lists, or product marketing, and that you will not use the same for your own purpose; provided, that in the case of electronic documents and records where return of such documents and records is not possible, you agree not to keep or maintain such documents and records. Unless required or otherwise permitted by law, you further agree that while you are considering this Agreement and for three (3) years following your Retirement Date, you will not disclose to any person or entity or use for your own benefit any information regarding the following:

(a)Any secret or confidential information obtained or learned by you in the course of your employment with the Company with regard to the operational, financial, business or other affairs of the Company or its subsidiaries, divisions, or parent companies including, without limitation, proprietary trade “know how” and secrets, financial information and models, customer lists, business, marketing, sales and acquisition plans, identity and qualifications of Company’s employees, sources of supply, pricing policies, proprietary operational methods, product specifications or technical processes; and

(b)The terms of this Agreement, except that you may disclose this information to (i) any member of your immediate family and your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you, or (ii) to a prospective employer, limited to information regarding the scope and extent of the restrictive covenants contained herein or in the Confidentiality Agreement to the extent necessary for such prospective employer to confirm that such proposed employment shall not constitute a breach or violation of such covenants; provided in each case that you first advise them of this confidentiality provision and they also agree to maintain the confidentiality of the terms of this Agreement.

9.Subject to applicable law, in the event that you breach any of your obligations under this Agreement, the Company is entitled to terminate your employment and to obtain all other relief provided by law or equity.

10.It is agreed that neither you nor the Company, or any of its officers, directors or employees, make any admission of any failing or wrongdoing or violation of any local, state or federal law by entering into this Agreement, and that the parties have entered into this Agreement simply to resolve your employment relationship in an amicable manner. While considering this Agreement and at all times thereafter, you agree to act in a professional manner and to use your best efforts to not make any disparaging or negative statements regarding the Company, or its affiliated companies, and their officers, directors and employees, or to otherwise act in any manner that would damage the business reputation of the same. The Company agrees that it will use its best efforts to not make any internal or public statement that is disparaging or negative regarding you or to otherwise act in any manner that would damage your business reputation.

11.You acknowledge and agree that this Agreement sets forth the entire understanding between the parties concerning the matters discussed herein, that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein, and that the provisions of this Agreement are severable such that if any part of the Agreement is found to be unenforceable, the other parts shall remain fully valid and enforceable.

12.This Agreement shall apply to, and inure to the benefit of, the predecessor, successors, and assigns of the Company and each past, present, or future employee, agent, representative, officer, or director of the Company and any division, subsidiary, parent, or affiliated entity.

13.This Agreement shall be interpreted, enforced, and governed under the law of Indiana.

14.The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

15.Because you have been given the opportunity to thoroughly review this Agreement, the normal rule that ambiguity should be construed against the drafting party shall not be employed in the interpretation of this Agreement

16.Unless specifically voided herein, any agreement that you have previously entered into with the Company or its affiliated or related entities that by its terms, extends past your Retirement Date, remains in full force and effect.

17.You are hereby advised in writing to consult an attorney prior to executing this Agreement. You have twenty-one (21) days from your receipt of this letter to accept the terms of this Agreement. You may accept and execute this Agreement within those 21 days.

If you accept the terms of this Agreement, please date and sign this letter and return it to me. Once you execute this Agreement, you have seven (7) days in which to revoke in writing your acceptance by providing the same to me, and such revocation will render this Agreement null and void. If you do not revoke your acceptance in writing and provide it to me by midnight on the seventh day, this Agreement shall be effective the day after the seven-day revocation period has elapsed.
Sincerely,

Franklin Electric Co., Inc.
/s/ Gregg C. Sengstack
Name: Gregg C. Sengstack
Title: Chief Executive Officer

By signing this letter, I represent and warrant that I am aware of my rights, especially those arising under the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act, and that I have not been the victim of age or other discrimination or wrongful treatment in my employment and the termination thereof. I further acknowledge that the Company advised me in writing to consult with an attorney, that I had at least twenty-one (21) days to consider this Agreement, that I received all information necessary to make an informed decision and I had the opportunity to request and receive additional information, that I have read, understand, and agree to the terms of this Agreement, that I have seven (7) days in which to revoke my acceptance of this Agreement, and that I am signing this Agreement voluntarily with full knowledge and understanding of its contents.
Dated: March 18, 2020     Name: /s/ Steven W. Aikman
(the “Effective Date”)       Steven W. Aikman